As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	58-1563799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Perimeter Center Place, Suite 460

Atlanta, Georgia  30346

(Address of Principal Executive Offices) (Zip Code)

GEORGIA GULF CORPORATION 2011 EQUITY AND PERFORMANCE INCENTIVE PLAN

(Full title of the plan)

Todd King, Esq.
Assistant General Counsel

115 Perimeter Center Place, Suite 460

Atlanta, Georgia  30346

(Name and address of agent for service)

(770) 395-4500

(Telephone number, including area code, of agent for service)

WITH A COPY TO:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia  30309-3053

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	1,800,000 shares(1)	$16.03(2)	$28,854,000(2)	$3,349.95(2)

(1)

In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan (the “Plan”).

(2)

Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The offering price of the shares is based on $16.03, the average of the high and low prices of a share of Georgia Gulf Corporation’s common stock reported on the New York Stock Exchange on August 9, 2011, a date within five business days of the date of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Georgia Gulf Corporation (the “Company”) 2011 Equity and Performance Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).  In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)   The Company’s Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2011 Annual Meeting of Stockholders incorporated by reference therein) for the year ended December 31, 2010;

(b)   The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(c)   Current Reports on Form 8-K filed by the Company on January 14, 2011, February 10, 2011, March 21, 2011 (as amended by the current report on Form 8-K/A filed on March 25, 2011), April 5, 2011 and May 18, 2011; and

(d)   The description of the common stock contained in the Company’s Registration Statement on Form 8-A, declared effective by the Commission on May 15, 1990, as amended.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article XIII of the Company’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transactions from which the director derived any improper personal benefit.

Section 28 of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection therewith; provided, however, that, except with respect to an action, suit or proceeding to enforce rights to indemnification, the Company shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 29 of the Company’s Bylaws provides that the right to indemnification conferred by Section 28 of the Bylaws includes the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such action, suit or proceeding, in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by a person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Furthermore, the Delaware General Corporation Law provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person will have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court will deem proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 32 of the Company’s Bylaws provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

The Company maintains a directors and officers liability insurance program which, subject to the terms and exclusions of the policies, cover a claim or claims made during the period the policies are in force, against all persons who were, now are or will be duly elected directors or officers of the Company for an actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such persons insured while acting in their individual or collective capacities, or claimed against them solely by reason of their being directors or officers of the Company.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
*5.1	Opinion of Jones Day regarding validity.
*23.1	Consent of Jones Day (included in Exhibit 5.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney (included as part of signature page).
99.1	Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on May 18, 2011).

*filed herewith

Item 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)                                  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 12, 2011.

GEORGIA GULF CORPORATION

By:	/s/ Gregory C. Thompson
Name: Gregory C. Thompson
Title: Chief Financial Officer

Each person whose signature appears below constitutes and appoints Paul D. Carrico and Gregory C. Thompson, and either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Paul D. Carrico	President, Chief Executive Officer and Director	August 12, 2011
Paul D. Carrico	(Principal Executive Officer)

/s/ Gregory C. Thompson	Chief Financial Officer	August 12, 2011
Gregory C. Thompson	(Principal Financial and Accounting Officer)

/s/ T. Kevin DeNicola	Director	August 12, 2011
T. Kevin DeNicola

/s/ Patrick J. Fleming	Director	August 12, 2011
Patrick J. Fleming

/s/ Robert M. Gervis	Director	August 12, 2011
Robert M. Gervis

/s/ Stephen E. Macadam	Director	August 12, 2011
Stephen E. Macadam

/s/ Mark L. Noetzel	Director	August 12, 2011
Mark L. Noetzel

/s/ Wayne C. Sales	Director	August 12, 2011
Wayne C. Sales

/s/ David N. Weinstein	Director	August 12, 2011
David N. Weinstein

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Jones Day regarding validity.

23.1	Consent of Jones Day (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included as part of signature page).